================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                   FORM 8-K/A
                                 Amendment No. 1

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                             ----------------------

                Date of report (date of earliest event reported):

                                December 30, 2001


                          INTERNATIONAL GAME TECHNOLOGY
          -------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Nevada                      001-10684                88-0173041
 --------------------------    -----------------------    --------------------
(State or Other Jurisdiction         (Commission             (I.R.S. Employer
     of Incorporation)               File Number)         Identification Number)


                    9295 Prototype Drive, Reno, Nevada 89511
         --------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


                                 (775) 448-7777
         --------------------------------------------------------------
              (Registrant's telephone number, including area code)


                                 not applicable
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)

================================================================================

         International Game Technology, a Nevada corporation (IGT), filed a Current Report on Form 8-K with the Securities and Exchange Commission on January 4, 2002 (the Current Report) describing IGT's acquisition of all of the outstanding capital stock of Anchor Gaming, a Nevada corporation (Anchor), effective as of December 30, 2001. In accordance with the instructions to paragraph (b)(2) of Item 7, the Current Report omitted the pro forma financial information required by that paragraph.

         Accordingly, IGT hereby amends the Current Report by deleting Item 7 thereof and replacing it in its entirety with the following:

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a) Financial statements of business acquired. The financial statements of the business acquired are included or incorporated by reference in IGT's Registration Statement on Form S-4 (333-67928).

         (b) Pro Forma Financial Information.

               (i) Pro forma combined condensed balance sheet as of December 29, 2001 (unaudited).

               (ii) Pro forma combined condensed statement of income for the year ended September 29, 2001 (unaudited).

               (iii) Pro forma combined condensed statement of income for the three months ended December 29, 2001 (unaudited).

         (c) Exhibits.

Exhibit No.        Description
-----------        -------------------------------------------------------------

2.1 Agreement and Plan of Merger dated as of July 8, 2001 among International Game Technology, NAC Corporation, a wholly-owned subsidiary of IGT, and Anchor Gaming (incorporated by reference to Exhibit 2.1 to the Form 8-K/A of IGT filed with the Securities and Exchange Commission on July 12, 2001).

99.1 Press Release, dated December 26, 2001, reporting the filing of the Articles of Merger.*

                   *Previously filed.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma combined condensed financial statements, including the notes thereto, are based on and are qualified in their entirety by reference to, and should be read in conjunction with, the consolidated financial statements and the notes thereto of IGT, which were previously reported in IGT's Annual Report on Form 10-K for the year ended September 29, 2001, and the consolidated financial statements and the notes thereto of Anchor, which were previously reported in Anchor's Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended June 30, 2001 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2001. All of the above-listed financial statements of IGT and Anchor are incorporated by reference in this Form 8-K/A. The unaudited pro forma combined financial statements being filed with this 8-K/A, including the notes thereto, are based on the consolidated financial statements of IGT and Anchor as of and for the three months ended December 29, 2001, which include all normal recurring adjustments considered necessary for a fair presentation.

The acquisition of Anchor will be accounted for using the purchase method of accounting. The unaudited pro forma combined condensed statements of income of IGT for the three months ended December 29, 2001 and for the year ended September 29, 2001 and the unaudited pro forma combined condensed balance sheet of IGT as of December 29, 2001, which are set forth below, give effect to the purchase of Anchor based upon the assumptions set forth below and in the notes to unaudited pro forma combined condensed financial statements. The unaudited pro forma financial information assumes that the purchase of Anchor was completed on October 1, 2000 for the unaudited pro forma combined condensed statements of income and on December 29, 2001 for the unaudited pro forma combined condensed balance sheet.

Certain amounts in the historical financial statements for Anchor including certain revenues and related direct costs, and certain depreciation have been reclassified to be consistent with the presentation used by IGT. IGT and Anchor have no significant intercompany activity which would require elimination in preparing the unaudited pro forma combined condensed financial statements.

The pro forma adjustments and the resulting unaudited pro forma combined condensed financial statements were prepared based on available information and certain assumptions and estimates described in the notes to unaudited pro forma combined condensed financial statements. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed, has not been made, and the allocation reflected in the unaudited pro forma combined condensed financial statements should be considered preliminary.

The unaudited pro forma combined condensed financial statements do not purport to represent what IGT's financial position or results of operations would have been had the acquisition of Anchor occurred on the dates indicated or to project IGT's financial position or results of operations for any future period. Furthermore, the unaudited pro forma combined condensed financial statements do not reflect changes that may occur as the result of activities after the merger closes.

In March 2001, IGT completed the purchase of Silicon Gaming, Inc. (Silicon). Financial results for Silicon after the closing of the acquisition are included in IGT's historical results. The pro forma effect of Silicon is not included as it is not material.

During fiscal 2001 Anchor recorded various one-time charges. Anchor incurred impairment, restructuring, and other charges of $121.5 million ($97.6 million net of tax) primarily related to its AWI subsidiary. Anchor also incurred one-time charges of $1.7 million ($1.0 million net of tax) related to vesting of restricted stock grants and $7.1 million ($4.3 million net of tax) for inventory writedowns and contractual disputes. Excluding these charges, pro forma net income for the year ended September 29, 2001 would have been $270.1 million or $2.93 per diluted share.

                                       IGT
              Unaudited Pro Forma Combined Condensed Balance Sheet
                                December 29, 2001
                                 (in thousands)


                                                    IGT         Anchor          Pro Forma          IGT
                                                Historical    Historical       Adjustments      Pro Forma
                                                ----------    ----------       -----------      ----------
Assets
Current assets:
  Cash and cash equivalents..................   $  407,068    $  25,301      $   13,915 (1,2)  $   446,284
  Investment securities at market value......       18,904            -               -             18,904
  Accounts receivable, net...................      244,105       27,381          41,479 (1)        312,965
  Current maturities of long-term notes and
    contracts receivable, net of allowances..       44,008        3,325               -             47,333
  Inventory..................................      135,740       16,863               -            152,603
  Investments to fund liabilities to jackpot
    winners..................................       29,376            -           9,056 (1)         38,432
  Deferred income taxes......................       19,707        5,488               -             25,195
  Assets held for sale.......................            -       17,334          59,666 (4,13)      77,000
  Prepaid expenses and other.................       60,028        1,971          19,985 (1)         81,984
                                                ----------    ---------      ----------        -----------
    Total Current Assets                           958,936       97,663         144,101          1,200,700

Long-term notes and contracts receivable, net
  of allowances and current maturities.......       91,067       15,574               -            106,641
Property, plant and equipment, net...........      207,234      112,362          54,684 (1,4)      374,280
Investments to fund liabilities to jackpot
  winners....................................      233,223            -          93,824 (1)        327,047
Deferred income taxes........................      125,610       26,239        (151,849)(3,4)            -
Goodwill.....................................      139,077       15,624         802,409 (4)        957,110
Intangible assets............................       39,693       33,035         292,765 (4)        365,493
Other assets.................................      105,196       81,446        (129,507)(1)         57,135
                                                ----------    ---------      ----------        -----------
    Total Assets                                $1,900,036    $ 381,943      $1,106,427        $ 3,388,406
                                                ==========    =========      ==========        ===========

Liabilities and Stockholders' Equity
(Deficiency)
Current liabilities:
  Current maturities of long-term notes
    payable..................................   $    4,180   $      604      $        -        $     4,784
  Accounts payable...........................       81,872        8,180           5,183 (1)         95,235
  Jackpot liabilities........................       93,923            -          56,316 (1)        150,239
  Accrued employee benefit plan liabilities..       15,987            -               -             15,987
  Accrued interest...........................       10,559        5,574               -             16,133
  Other accrued liabilities..................       80,480       36,002               -            116,482
                                                ----------    ---------      ----------        -----------
    Total Current Liabilities                      287,001       50,360          61,499            398,860
Long-term notes payable and capital lease
  obligations, net of current maturities.....      985,047      336,394         (60,559)(2,4)    1,260,882
Long-term jackpot liabilities................      261,162            -         112,294 (1)        373,456
Long-term deferred tax liabilities...........            -            -           3,151 (3,4)        3,151
Other liabilities............................       11,265        2,626               -             13,891
                                                ----------    ---------      ----------        -----------
    Total Liabilities                            1,544,475      389,380         116,385          2,050,240
                                                ----------    ---------      ----------        -----------

Minority interest in consolidated subsidiary             -        9,228               -              9,228
                                                ----------    ---------      ----------        -----------

Commitments and contingencies

Stockholders' equity (deficiency):
  Common stock...............................           98          294            (285)(4,5)          107
  Additional paid-in capital.................      372,953      161,026         827,315 (4,5,6)  1,361,294
  Deferred compensation......................            -       (4,555)         (9,418)(4,6,7)    (13,973)
  Retained earnings..........................    1,308,909      255,784        (256,784)(4,5)    1,307,909
  Treasury stock.............................   (1,321,432)    (429,214)        429,214 (5)     (1,321,432)
  Accumulated other comprehensive loss.......       (4,967)           -               -             (4,967)
                                                ----------    ---------     -----------        -----------
    Total Stockholders' Equity (Deficiency)        355,561      (16,665)        990,042          1,328,938
                                                ----------    ---------     -----------        -----------
    Total Liabilities and Stockholders'
      Equity  (Deficiency)                      $1,900,036    $ 381,943     $ 1,106,427        $ 3,388,406
                                                ==========    =========     ===========        ===========

                                       IGT
           Unaudited Pro Forma Combined Condensed Statement of Income
                      For the Year Ended September 29, 2001
                     (in thousands except per share amounts)



                                                    IGT         Anchor         Pro Forma                     IGT
                                                 Historical   Historical      Adjustments                 Pro Forma
                                                -----------   -----------     -----------                -----------
Revenues
  Product sales............................     $   824,267   $         -     $         -                $   824,267
  Proprietary gaming ......................         374,942        55,468         504,321 (1)                934,731
  Gaming systems...........................               -       170,993               -                    170,993
  Casino operations........................               -       156,719         (37,787)(8,9,13)           118,932
                                                -----------   -----------     -----------                -----------
      Total revenues.......................       1,199,209       383,180         466,534                  2,048,923
                                                -----------   -----------     -----------                -----------

Costs and Expenses
  Cost of product sales....................         493,201             -               -                    493,201
  Cost of proprietary gaming ..............         171,087        37,179         217,867 (1)                426,133
  Cost of gaming systems...................               -       140,672               -                    140,672
  Cost of casino operations................               -       101,334         (22,694)(8,9,13)            78,640
  Selling, general, and administrative.....         181,521        65,596             460 (1,6,8,9,11,13)    247,577
  Depreciation and amortization............          20,252        14,080          20,764 (4,8,9,13)          55,096
  Research and development.................          62,526        12,598           3,617 (1)                 78,741
  Provision for bad debts..................          19,073         3,798           3,569 (1,9)               26,440
  Impairment of assets and restructuring...          (1,100)      129,398          (7,896)(9)                120,402
                                                -----------   -----------     -----------                -----------
    Total costs and expenses...............         946,560       504,655         215,687                  1,666,902
                                                -----------   -----------     -----------                -----------

Earnings of Unconsolidated Affiliates               142,630       142,102        (283,814)                       918
                                                -----------   -----------     -----------                -----------

Income from Operations                              395,279        20,627         (32,967)                   382,939
                                                -----------   -----------     -----------                -----------

Other Income (Expense)
  Interest income..........................          49,819         2,174           4,340 (1,2,8,9,13)        56,333
  Interest expense.........................        (102,039)      (40,010)         11,082 (1,2,4,8)         (130,967)
  Gain on sale of assets...................             (26)        9,759         (10,135)(8,9)                 (402)
  Other....................................          (3,561)          601             (97)(1,8)               (3,057)
  Minority interest in earnings of
    consolidated subsidiary................               -          (857)              -                       (857)
                                                -----------   -----------     -----------                -----------
    Other income (expense), net............         (55,807)      (28,333)          5,190                    (78,950)
                                                -----------   -----------     -----------                -----------

Income (Loss) Before Income Taxes                   339,472        (7,706)        (27,777)                   303,989

Provision for Income Taxes                          125,537        35,750         (24,531)(3,8)              136,756
                                                -----------   -----------     -----------                -----------

Net Income (Loss)                               $   213,935   $   (43,456)    $    (3,246)               $   167,233
                                                ===========   ===========     ===========                ===========

Weighted Average Common Shares Outstanding           73,851                        14,902 (10)                88,753

Weighted Average Common and Potential Shares
  Outstanding                                        76,525                        15,536 (10)                92,061

Basic Earnings Per Share                        $      2.90                                              $      1.88
                                                ===========                                              ===========

Diluted Earnings Per Share                      $      2.80                                              $      1.82 (12)
                                                ===========                                              ===========


                                       IGT
           Unaudited Pro Forma Combined Condensed Statement of Income
                  For the Three Months Ended December 29, 2001
                     (in thousands except per share amounts)



                                                   IGT          Anchor         Pro Forma               IGT
                                                Historical    Historical      Adjustments           Pro Forma
                                                ----------    ----------      -----------          -----------
Revenues
  Product sales............................     $   199,605   $         -     $         -          $   199,605
  Proprietary gaming ......................         101,888        11,591         127,071 (1)          240,550
  Gaming systems...........................               -        46,035               -               46,035
  Casino operations........................               -        34,539          (5,639)(13)          28,900
                                                -----------   -----------     -----------          -----------
      Total revenues.......................         301,493        92,165         121,432              515,090
                                                -----------   -----------     -----------          -----------

Costs and Expenses
  Cost of product sales....................         117,103             -               -              117,103
  Cost of proprietary gaming ..............          47,988         7,605          59,162 (1)          114,755
  Cost of gaming systems...................               -        33,275               -               33,275
  Cost of casino operations................                        20,004             (83)(13)          19,921
  Selling, general, and administrative.....          45,307        15,424             403 (1,6,11)      61,134
  Depreciation and amortization............           5,240         3,151           5,567 (4,13)        13,958
  Research and development.................          15,413         3,103           1,142 (1)           19,658
  Provision (credit) for bad debts.........           6,517         3,881            (216)(1)           10,182
                                                -----------   -----------     -----------          -----------
      Total costs and expenses.............         237,568        86,443          65,975              389,986
                                                -----------   -----------     -----------          -----------

Earnings of Unconsolidated Affiliates                33,865        33,476         (67,341)(1)                -
                                                -----------   -----------     -----------          -----------

Income from Operations                               97,790        39,198         (11,884)             125,104
                                                -----------   -----------     -----------          -----------

Other Income (Expense)
  Interest income..........................          10,918           525           1,033 (1,2,13)      12,476
  Interest expense.........................         (25,352)       (7,706)          1,322 (1,2,4)      (31,736)
  Gain on sale of assets...................              32           278              -                   310
  Other....................................          (1,182)          100             (47)(1)           (1,129)
  Minority interest in earnings of
   consolidated subsidiary.................               -          (304)              -                 (304)
                                                -----------   -----------     -----------          -----------
  Other income (expense), net..............         (15,584)       (7,107)          2,308              (20,383)
                                                -----------   -----------     -----------          -----------

Income Before Income Taxes                           82,206        32,091          (9,576)             104,721

Provision for Income Taxes                           30,416        12,676          (3,352)(3)           39,740
                                                -----------   -----------     ------------         -----------

Net Income                                      $    51,790   $    19,415     $    (6,224)         $    64,981
                                                ===========   ===========     ===========          ===========

Weighted Average Common Shares Outstanding           72,864                        14,902 (10)          87,766

Weighted Average Common and Potential Shares
     Outstanding                                     74,440                        15,637 (10)          90,077

Basic Earnings Per Share                        $      0.71                                        $      0.74
                                                ===========                                        ===========

Diluted Earnings Per Share                      $      0.70                                        $      0.72
                                                ===========                                        ===========


                                       IGT

                 Notes to Unaudited Pro Forma Combined Condensed
                              Financial Statements

The following pro forma adjustments have been made to the unaudited pro forma financial information:

(1) Historically IGT and Anchor applied the equity method to account for their respective share of the Spin For Cash Joint Venture. After the merger, the joint venture will be consolidated. The pro forma adjustments reflect the elimination of the investments in the joint venture of $129.5 million. The elimination of the earnings of unconsolidated affiliates of $67.3 million for the three months ended December 29, 2001 and $283.8 million for the twelve months ended September 29, 2001, includes the elimination of timing differences of $389,000 due to IGT and Anchor having different closing cycles for fiscal year 2001. The adjustments also include the consolidation of the joint venture as summarized below (in thousands):




     Balance sheet items as of:                                                               December 29, 2001
                                                                                              -----------------

        Cash and cash equivalents                                                                 $103,415
        Accounts receivable, net                                                                    41,479
        Investments to fund liabilities to jackpot winners                                           9,056
        Prepaid expenses and other                                                                  19,985
        Property, plant and equipment, net                                                          35,541
        Investments to fund liabilities to jackpot winners                                          93,824
        Jackpot liabilities                                                                         56,316
        Accounts payable                                                                             5,183
        Long-term jackpot liabilities                                                              112,294


                                                                                               Three months
                                                                          Year Ended                ended
     Statement of income items for the periods:                       September 29, 2001      December 29, 2001
                                                                      ------------------      -----------------
         Proprietary gaming revenues                                       $504,321                $127,071
         Cost of proprietary gaming                                         217,867                  59,162
         Selling, general, and administrative                                   400                     100
         Research and development                                             3,617                   1,142
         Provision (credit) for bad debts                                     3,576                    (216)
         Interest income                                                     10,046                   2,376
         Interest expense                                                     5,387                   1,482
         Other expense, net                                                      95                      47


(2) Concurrent with the merger, IGT repaid in full and terminated Anchor's senior credit facility of $89.5 million using available cash.

      The unaudited pro forma condensed combined statements of income assume that the purchase of Anchor was completed on October 1, 2000. On this date, Anchor's obligation under its senior credit facility totaled $200.5 million. The adjustment for the statement of income reflects the repayment of this obligation assuming $125.0 million is paid using available cash and the remainder is drawn from IGT's line of credit at an interest rate of 4.95%. The weighted average interest rate on Anchor's credit facility including amortization of debt issue costs for the three month period ended December 29, 2001 was 6.62% and was 8.28% for fiscal 2001. Pro forma interest expense decreased by $1.7 million in the three month period and $11.1 million for fiscal 2001. The adjustment also includes a decrease in interest income of $1.3 million for the three month period due to lower cash balances at an interest rate of 2.42% and $5.7 million for fiscal 2001 based on an interest rate of 3.7%.

      The $248.6 million amount of Anchor's 9-7/8% Senior Subordinated Notes remains outstanding and these Notes have been treated on this basis in the pro forma information presented.

(3) All adjustments to the pro forma statements of income have been tax effected using our statutory federal tax rate of 35%, except for the disposal of Sunland Park Race Track and Casino (Sunland), which reflects actual taxes on the transaction of approximately $15.0 million. The long-term deferred tax liabilities amount reflects the adjustment to recognize the difference between the fair market values and the tax bases of the assets acquired by IGT.

(4) The merger will be accounted for as a purchase under the newly issued Statement of Financial Accounting Standards (SFAS) No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." The estimated purchase price and purchase price allocation are noted below (in thousands except shares and per share amounts):



     Estimated Purchase Price:
     Shares of Anchor common stock outstanding at December 30, 2001
       (excluding  92,500 shares already owned by IGT)                                           14,901,920
     IGT's share price based on average closing prices for the 7 trading days ended July
       12, 2001 (merger announcement on July 9, 2001)                                          $      59.50
                                                                                               ------------
     Consideration for Anchor outstanding common stock                                              886,664
     Fair value of Anchor stock options assumed by IGT                                               92,957
     Carrying value of Anchor shares held by IGT prior to closing                                     3,729
     Estimated transaction costs                                                                      5,000
                                                                                               ------------
          Total estimated purchase price                                                       $    988,350
                                                                                               ============

     Purchase Price Allocation:
     Historical net book value of Anchor, excluding intangible assets of
       $33.0 million, goodwill of $15.6 million and assets held for sale of
       $17.3 million                                                                           $    (82,658)
                                                                                               ------------
     Estimated fair value adjustments relating to:
         Intangible assets with finite lives                                                        250,700
         Intangible assets with indefinite lives                                                     75,100
                                                                                               ------------
          Total intangible assets                                                                   325,800
                                                                                               ------------
         Goodwill                                                                                   818,033
         Asset held for sale (see Note 13)                                                           77,000
         Property, plant and equipment, net                                                          19,143
         Assumed debt                                                                               (28,941)
         Deferred taxes                                                                            (155,000)
         Deferred compensation                                                                       13,973
         In process research and development                                                          1,000
                                                                                               ------------
          Total estimated purchase price                                                       $    988,350
                                                                                               ============

      The pro forma adjustments related to goodwill, intangible assets, and assets held for sale include the estimated increase from the purchase price allocation above and the elimination of Anchor's historical balance as follows (in thousands):


                                                                             Anchor's
                                                   Purchase Price           Historical         Pro forma
                                                     Allocation              Balance           Adjustment
                                                     ----------              -------           ----------
        Goodwill                                       $818,033              $15,624            $802,409
        Intangible assets                               325,800               33,035             292,765
        Assets held for sale                             77,000               17,334              59,666


      Stock options of Anchor employees have been converted into the right to purchase IGT stock. In accordance with Financial Accounting Standards Board (FASB) Interpretation 44, "Accounting for Certain Transactions Involving Stock Compensation," the fair value of the stock options issued in exchange for outstanding awards are to be included as part of the purchase price in a business combination. The fair value of the options is approximately $93.0 million.

      Amortizable intangible assets with finite lives of $250.7 million have been assigned useful lives of 1 to 16 years. Intangible assets with indefinite lives totaled $75.1 million. The write-off of in process research and development costs of $1.0 million is not included in the pro forma statement of income as it is a non-recurring charge.
      This amount is reflected in the retained earnings on the unaudited pro forma combined condensed balance sheet. The increase in amortization of identifiable intangible assets with finite lives totaled $7.5 million for the three months ended December 29, 2001 and
      $30.0  million for fiscal  2001.  The increase  in  amortization   expense
      was offset by the elimination of amortization of Anchor's historical intangible assets of $1.3 million for the three months ended December 29, 2001 and $7.9 million for the fiscal year 2001. The estimated fair value adjustment related to the debt assumed totaled $28.9 million.
      The amortization of this fair value adjustment resulted in a decrease in interest expense of $1.1 million for the three months ended December 29, 2001 and $4.3 million for fiscal 2001.

      The above purchase price allocation and the lives assigned to the assets are preliminary and have been made solely for the purpose of developing the IGT pro forma financial statements. IGT, with the assistance of valuation consultants, is in the process of evaluating the fair value and the lives of the assets acquired. Accordingly, the allocation of the purchase price and the lives of the assets acquired, and the resulting depreciation and amortization expense, are preliminary and may differ from the final purchase price allocation and the final lives assigned to the assets. Any changes in the fair value or lives assigned to amortizable or depreciable assets would impact the results of future operations.

(5) The adjustment reflects IGT shares issued in the merger and the adjustment of Anchor's equity.

(6) FASB Interpretation 44 requires the intrinsic value of the unvested awards to be allocated to deferred compensation and recognized as non-cash compensation cost over the remaining future vesting periods. The amount allocated to deferred compensation is based on the closing price of IGT common stock at consummation of the merger. We estimate the total deferred compensation to be $14.0 million based on a closing stock price of $70.00 per share. Deferred compensation will be amortized over an estimated remaining vesting period of three years. The adjustment reflects deferred compensation as a component of stockholders' equity. Amortization of deferred compensation included in the pro forma financial statements was $1.2 million for the three months ended December 29, 2001 and $4.7 million for fiscal 2001.

(7) The Anchor historical balance sheet includes deferred compensation related to shares issued as restricted stock awards. The vesting of these shares will be accelerated upon merger. The amount reflects the elimination of the related deferred compensation.

(8) In December 2000, Anchor disposed of its racetrack assets including Sunland and its 25% interest in a Massachusetts horse racing facility. The fiscal year 2001 pro forma statement of income includes adjustments to eliminate the Sunland operations and gain on the sale of these assets. The eliminations are reflected below (in thousands):


                                                                                              Year ended
     Statement of income items for the periods:                                           September 29, 2001
                                                                                          ------------------
       Casino operations revenues                                                           $     8,012
       Cost of casino operations                                                                  6,361
       Selling, general and administrative                                                          722
       Depreciation and amortization                                                                  6
       Interest income                                                                                1
       Interest expense                                                                           1,036
       Gain on sale of assets                                                                     8,051
       Other                                                                                          2
       Provision for income taxes                                                                14,915


(9) On September 28, 2001, Anchor sold its Montana route for $5.2 million for a gain of $2.1 million. Fiscal year 2001 includes an adjustment to eliminate the Montana route operations and the gain on the sale of these assets. The eliminations are reflected below (in thousands):


                                                                                              Year ended
     Statement of income items for the periods:                                           September 29, 2001
                                                                                          ------------------
       Casino operations revenues                                                           $    20,238
       Cost of casino operations                                                                 16,208
       Selling, general and administrative                                                        2,350
       Depreciation and amortization                                                                  2
       Provision for bad debts                                                                        7
       Impairment of assets and restructuring                                                     7,896
       Interest income                                                                                7
       Gain on sale of assets                                                                     2,084



(10) Weighted average common shares outstanding have been adjusted to include approximately 14.9 million shares issued in the merger at a conversion ratio of one-for-one. The adjustment also reflects the potential dilutive effect of Anchor stock options, which will be converted to options to purchase approximately 2.2 million shares of IGT common stock. This calculation excludes 600,000 shares as the option exercise price was greater than the average market price. Applying the treasury method of accounting, the pro forma adjustment reflects approximately 735,000 additional common shares related to these options for the three months ended December 29, 2001 and 634,000 additional shares for fiscal 2001.


(11) The adjustment reflects the elimination of Anchor's legal, accounting, and advisory costs related to the merger of $861,000 for the quarter ended December 29, 2001 and $1.6 million for the year ended September 29, 2001.

(12) During fiscal 2001 Anchor incurred various one-time charges. Anchor incurred impairment, restructuring, and other charges of $121.5 million ($97.6 million net of tax) primarily related to its AWI subsidiary.
      This amount excludes the impairment related to the Montana route of $7.9 million. Anchor also incurred one-time charges of $1.7 million ($1.0 million net of tax) related to vesting of restricted stock grants and $7.1 million ($4.3 million net of tax) for inventory writedowns and contractual disputes. Excluding these charges, pro forma income from operations for fiscal 2001 would have been $513.2 million and pro forma net income would have totaled $270.1 million or $2.93 per diluted share.

(13) Under an agreement entered into on December 23, 2001, Anchor's Pala casino management contract will be surrendered for an agreed upon payment and has been classified as an asset held for sale. The pro forma statements of income have been adjusted to exclude the results of operations for the Pala management contract.

                                    SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  INTERNATIONAL GAME TECHNOLOGY
                                  (Registrant)


Date: January 31, 2002           By:      /s/ Maureen Mullarkey
                                           ------------------------------------

                                  Name:    Maureen Mullarkey
                                  Its:     Senior Vice President of Finance and
                                           Chief Financial Officer

                                INDEX OF EXHIBITS


Exhibit No.                Description
-----------                -----------------------------------------------------

2.1 Agreement and Plan of Merger dated as of July 8, 2001 among International Game Technology, NAC Corporation, a wholly-owned subsidiary of IGT, and Anchor Gaming (incorporated by reference to Exhibit 2.1 to the Form 8-K/A of IGT filed with the Securities and Exchange Commission on July 12, 2001).

99.1 Press Release, dated December 26, 2001, reporting the filing of the Articles of Merger.*

                           *Previously filed.